EXHIBIT 21

SUBSIDIARIES OF UGI UTILITIES

		STATE OF
SUBSIDIARY	OWNERSHIP	INCORPORATION
UGI UTILITIES, INC.	100%	PA
UGI ENERGY VENTURES, INC.	100%	DE
UGI PENN NATURAL GAS, INC.	100%	PA
UGI Penn HVAC Services, Inc.	100%	PA
UGI STONERIDGE I, LLC	100%	DE
UGI Stoneridge II, LLC	100%	DE
UGI CENTRAL PENN GAS, INC.	100%	PA
UGI Central Penn Propane, LLC	100%	PA
UGI Petroleum Products of Delaware, Inc.	100%	DE